Exhibit 99.1

NetApp Reports Third Quarter of Fiscal Year 2020 Results

Solid Margins, Cash Flow and Operating Leverage

•	All-flash array annualized net revenue run rate of $2.3 billion increased 7% quarter-over-quarter
•	NetApp™ cloud data services annualized recurring revenue of approximately $83 million, an increase of 146% year-over-year
•	Consolidated GAAP gross margin of 67.0%, non-GAAP gross margin of 67.8%*
•	$420 million in cash from operations; $388 million in free cash flow
•	$608 million returned to shareholders in share repurchases and cash dividends

*Note: NetApp had no ELA revenue in Q3

Sunnyvale, Calif.—February 12, 2020—NetApp (NASDAQ: NTAP) today reported financial results for the third quarter of fiscal year 2020, which ended on January 24, 2020.

“Our third quarter results, highlighted by strong gross margins, cash flow and operating leverage, reflect our continued operational discipline. Customers are on a journey to the cloud and are looking to NetApp to help them address the complexities of data management in hybrid multicloud,” said George Kurian, chief executive officer. “We see significant opportunity ahead and are focused on replicating the areas where we have proven success. Our strong business model enables us to navigate the market dynamics, while making the strategic investments necessary to position the company for long-term growth.”

Third Quarter of Fiscal Year 2020 Financial Results

•	Net Revenues: $1.40 billion, compared to $1.56 billion in the third quarter of fiscal 2019
•

Net Income: GAAP net income of $277 million, compared to GAAP net income of $249 million in the third quarter of fiscal 2019; non-GAAP net income[1] of $265 million, compared to non-GAAP net income of $305 million in the third quarter of fiscal 2019

•

Earnings per Share: GAAP net income per share[2] of $1.21 compared to GAAP net income per share of $0.98 in the third quarter of fiscal 2019; non-GAAP net income per share of $1.16, compared to non-GAAP net income per share of $1.20 in the third quarter of fiscal 2019

•	Cash, Cash Equivalents and Investments: $3.0 billion at the end of the third quarter of fiscal 2020
•	Cash Provided by Operations: $420 million, compared to $451 million in the third quarter of fiscal 2019
•	Share Repurchase and Dividend: Returned $608 million to shareholders through share repurchases and cash dividends

Organizational Update

Ron Pasek, EVP, Chief Financial Officer, has informed NetApp of his intent to retire by the end of the fiscal year after a successful four-year tenure. Pasek will remain on to ensure a transition to his successor, which the Company expects to name prior to the end of the fiscal year. Pasek joined NetApp in April 2016, assuming leadership of the company's finance, customer leasing, workplace resources, internal audit, and IT functions. “Ron has been an integral part of the NetApp executive leadership team. He has helped increase product margins by 10 points, nearly doubled our earnings power and raised our dividend by over 100%,” said George Kurian, chief executive officer. “We are grateful for Ron’s achievements at NetApp and wish him well in his future endeavors.”

Fourth Quarter of Fiscal Year 2020 Financial Outlook

The Company provided the following financial guidance for the fourth quarter of fiscal year 2020:

•Net revenues are expected to be in the range of:	$1.455 billion to $1.605 billion
	GAAP	Non-GAAP
•Earnings per share is expected to be in the range of:	$1.11 -$1.19	$1.28 - $1.36

Full Fiscal Year 2020 Financial Outlook
The Company updated the following financial guidance for the full fiscal year 2020:

•Net revenues are expected to decline approximately 10% year-over-year
	GAAP	Non-GAAP
•Consolidated gross margins are expected to be in the range of:	66% - 67%	67% - 68%
•Operating margins are expected to be:	~18%	~21%
•GAAP earnings per share is expected to decline approximately 16% year-over-year, while Non-GAAP earnings per share is expected to decline approximately 7% year-over-year

Dividend

Next cash dividend of $0.48 per share to be paid on April 22, 2020, to shareholders of record as of the close of business on April 3, 2020.

Third Quarter of Fiscal Year 2020 Business Highlights

Consistently Delivering Groundbreaking Innovations

●

NetApp announced its reinvention of the customer experience with the NetApp Keystone™ program which offers a range of flexible solutions for customers, whether they choose to build or to buy their cloud infrastructure, on or off their premises.

●

To meet the increasing demand for object storage, NetApp announced new NetApp StorageGRID™ enhancements: StorageGRID 11.3 software, SGF6024 all-flash appliance, SG6060 expansion appliance, SG1000 service appliance, and StorageGRID tiering to Azure Blob storage.

●	NetApp Cloud Manager 3.7.5 (formerly OnCommand™ Cloud Manager) offers new features and tighter integration with the NetApp cloud portfolio which enables customers to get more out of their data.
●

NetApp enhanced NetApp Cloud Volumes ONTAP™ for AWS with new NetApp Cloud Backup Service, the new NetApp Cloud Compliance service, and the ability to leverage NVMe flash available on virtual compute instances.

●

NetApp has expanded its multiprotocol file services to encompass NFSv4.1, NFSv3, and SMB for both Azure NetApp Files and NetApp Cloud Volumes Service for AWS. With this expansion, NetApp now delivers the widest range of support for Microsoft Windows and Linux workloads.

●

NetApp introduced new storage systems: the NetApp AFF A400 end-to-end NVMe all-flash system, the NetApp FAS8700 high-end hybrid flash array, and the FAS8300 next-generation midrange hybrid flash array.

●

NetApp ONTAP 9.7 offers expanded integration of hybrid cloud, with seamless and efficient migration of tiered data between private and public clouds by using FabricPool, symmetric active-active host-to-LUN access, and extended scale-out NAS deployments.

●	Three new features for NetApp Cloud Insights were announced, including Kubernetes Topology Visualization, NetApp Cloud Secure Insider Threat Detection, and NetApp Active IQ™ Integration.
●

NetApp Active IQ Unified Manager 9.7 (formerly OnCommand Unified Manager) delivers enhanced simplicity, automation, active management, and virtualization layer monitoring and reporting, along with strengthened dark site support.

●	With the release of NetApp ONTAP Select 9.7, NetApp has introduced support for software RAID configurations backed by NVMe drives.
●	NetApp announced that NFS-based NetApp Cloud Volumes has been added to its cloud services offerings on premises in preview mode.

Growing Partnerships and Distinguished Awards

●

NetApp and Google Cloud announced an expanded partnership, including the general availability of NetApp Cloud Volumes ONTAP and Cloud Volumes Service for Google Cloud. The expansion also includes the availability of Cloud Volumes Service in the U.K. region and support for Anthos on Cloud Volumes ONTAP, Cloud Volumes Service, and NetApp HCI.

●

Enterprise Networking Solutions, Inc. (ENS-Inc.) was granted a 3-year contract by the State of California Department of General Services to deliver NetApp data center modernization and hybrid cloud infrastructure solutions to the State of California.

●

NetApp and NVIDIA unveiled the NVIDIA DGX SuperPOD, which helps simplify supercomputing and enables AI for high-performance computing (HPC) teams. NetApp and NVIDIA also announced their collaboration on the NVIDIA Magnum IO, a multi-GPU, multinode networking and storage I/O optimization stack.

●	NetApp was named a leader of Scale-Out NAS (File-Based Storage) in the IDC MarketScape: Worldwide Scale-Out File-Based Storage 2019 Vendor Assessment.[3]
●	NetApp was again named a leader in object storage in the IDC MarketScape: Worldwide Object-Based Storage 2019 Vendor Assessment.[4]

NetApp Executive Team Grows with the Company

●	NetApp appointed James Whitemore as the Company’s senior vice president and chief marketing officer, reporting to CEO George Kurian.
●	NetApp appointed Kim Stevenson as senior vice president and general manager of the NetApp Foundational Data Services business unit, reporting to Brad Anderson.

Webcast and Conference Call Information

NetApp will host a conference call to discuss these results today at 2:30 p.m. Pacific Time. To access the live webcast of this event, go to the NetApp Investor Relations website at investors.netapp.com. In addition, this press release, historical supplemental data tables, and other information related to the call will be posted on the Investor Relations website. An audio replay will be available on the website after 4:30 p.m. Pacific Time today.

About NetApp

NetApp is the leader in cloud data services, empowering global organizations to change their world with data. Together with our partners, we are the only ones who can help you build your unique data fabric. Simplify hybrid multicloud and securely deliver the right data, services and applications to the right people at the right time. Learn more at www.netapp.com.

“Safe Harbor” Statement Under U.S. Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, all of the statements made in the Fourth Quarter of Fiscal Year 2020 Financial Outlook and the Full Fiscal Year 2020 Financial Outlook sections, and statements about our opportunity ahead, our ability to replicate our proven areas of success, and our ability to position the company for long-term growth. All of these forward-looking statements involve risk and uncertainty. Actual results may differ materially from these statements for a variety of reasons, including, without limitation, general global political, macroeconomic and market conditions, changes in U.S. government spending, revenue seasonality and matters specific to our business, such as our ability to expand our total available market and grow our portfolio of products, customer demand for and acceptance of our products and services, our ability to successfully execute new business models, our ability to successfully execute on our data fabric strategy to generate profitable growth and stockholder return and our ability to manage our gross profit margins. These and other equally important factors are described in reports and documents we file from time to time with the Securities and Exchange Commission, including the factors described under the section titled “Risk Factors” in our most recently submitted annual reports on Form 10-Q and 10-K. We disclaim any obligation to update information contained in this press release whether as a result of new information, future events, or otherwise.

###

NetApp and the NetApp logo and the marks listed at http://www.netapp.com/TM are trademarks of NetApp, Inc. Other company and product names may be trademarks of their respective owners.

Footnotes

1Non-GAAP net income excludes, when applicable, (a) amortization of intangible assets, (b) stock-based compensation expenses, (c) litigation settlements, (d) acquisition-related expenses, (e) restructuring charges, (f) asset impairments, (g) gains/losses on the sale or derecognition of assets, and (h) our GAAP tax provision, but includes a non-GAAP tax provision based upon our projected annual non-GAAP effective tax rate for the first three quarters of the fiscal year and an actual non-GAAP tax provision for the fourth quarter of the fiscal year. NetApp makes additional adjustments to the non-GAAP tax provision for certain tax matters as described below. A detailed reconciliation of our non-GAAP to GAAP results can be found at http://investors.netapp.com. NetApp’s management uses these non-GAAP measures in making operating decisions because it believes the measurements provide meaningful supplemental information regarding NetApp’s ongoing operational performance.

2GAAP net income per share and non-GAAP net income per share are calculated using the diluted number of shares.

3NetApp was named a leader of Scale-Out NAS (File-Based Storage) in the IDC MarketScape: Worldwide Scale-Out File-Based Storage 2019 Vendor Assessment, https://www.netapp.com/us/media/ar-idc-marketscape-worldwide-scale-out-vendor-assessment.pdf.

4NetApp was named a leader in object storage in the IDC MarketScape: Worldwide Object-Based Storage 2019 Vendor Assessment, https://www.netapp.com/us/media/idc-marketscape-worldwide-object-based-storage-2019-vendor-assessment.pdf.

NetApp Usage of Non-GAAP Financial Information

To supplement NetApp’s condensed consolidated financial statement information presented in accordance with generally accepted accounting principles in the United States (GAAP), NetApp provides investors with certain non-GAAP measures, including, but not limited to, historical non-GAAP operating results, non-GAAP net income, non-GAAP effective tax rate and free cash flow, and historical and projected non-GAAP earnings per diluted share.

NetApp believes that the presentation of non-GAAP net income, non-GAAP effective tax rates, and non-GAAP earnings per share data, when shown in conjunction with the corresponding GAAP measures, provides useful information to investors and management regarding financial and business trends relating to its financial condition and results of operations. NetApp believes that the presentation of free cash flow, which it defines as the net cash provided by operating activities less cash used to acquire property and equipment, to be a liquidity measure that provides useful information to management and investors because it reflects cash that can be used to, among other things, invest in its business, make strategic acquisitions, repurchase common stock, and pay dividends on its common stock. As free cash flow is not a measure of liquidity calculated in accordance with

GAAP, free cash flow should be considered in addition to, but not as a substitute for, the analysis provided in the statement of cash flows.

NetApp’s management uses these non-GAAP measures in making operating decisions because it believes the measurements provide meaningful supplemental information regarding NetApp’s ongoing operational performance. These non-GAAP financial measures are used to: (1) measure company performance against historical results, (2) facilitate comparisons to our competitors’ operating results and (3) allow greater transparency with respect to information used by management in financial and operational decision making.

NetApp excludes the following items from its non-GAAP measures when applicable:

A. Amortization of intangible assets. NetApp records amortization of intangible assets that were acquired in connection with its business combinations. The amortization of intangible assets varies depending on the level of acquisition activity. Management finds it useful to exclude these charges to assess the appropriate level of various operating expenses to assist in budgeting, planning and forecasting future periods and in measuring operational performance.

B. Stock-based compensation expenses. NetApp excludes stock-based compensation expenses from its non-GAAP measures primarily because they are non-cash expenses. While management views stock-based compensation as a key element of our employee retention and long-term incentives, we do not view it as an expense to be used in evaluating operational performance in any given period.

C. Litigation settlements. NetApp may periodically incur charges or benefits related to litigation settlements. NetApp excludes these charges and benefits, when significant, because it does not believe they are reflective of ongoing business and operating results.

D. Acquisition-related expenses. NetApp excludes acquisition-related expenses, including (a) due diligence, legal and other one-time integration charges and (b) write down of assets acquired that NetApp does not intend to use in its ongoing business, from its non-GAAP measures, primarily because they are not related to our ongoing business or cost base and, therefore, cannot be relied upon for future planning and forecasting.

E. Restructuring charges. These charges consist of restructuring charges that are incurred based on the particular facts and circumstances of restructuring decisions, including employment and contractual settlement terms, and other related charges, and can vary in size and frequency. We therefore exclude them in our assessment of operational performance.

F. Asset impairments. These are non-cash charges to write down assets when there is an indication that the asset has become impaired. Management finds it useful to exclude these non-cash charges due to the unpredictability of these events in its assessment of operational performance.

G. Gains/losses on the sale or derecognition of assets. These are gains/losses from the sale of our properties and other transactions in which we transfer control of assets to a third party. Management believes that these transactions do not reflect the results of our underlying, on-going business and, therefore, cannot be relied upon for future planning or forecasting.

H. Income tax adjustments. NetApp’s non-GAAP tax provision is based upon a projected annual non-GAAP effective tax rate for the first three quarters of the fiscal year and an actual non-GAAP tax provision for the fourth quarter of the fiscal year. The non-GAAP tax provision also excludes, when applicable, (a) tax charges or benefits in the current period that relate to one or more prior fiscal periods that are a result of events such as changes in tax legislation, authoritative guidance, income tax audit settlements, statute lapses and/or court decisions, (b) tax charges or benefits that are attributable to unusual or non-recurring book and/or tax accounting method changes, (c) tax charges that are a result of a non-routine foreign cash repatriation, (d) tax charges or benefits that are a result of infrequent restructuring of the Company’s tax structure, (e) tax charges or benefits that are a result of a change in valuation allowance, and (f) tax charges resulting from the integration of intellectual property from acquisitions. Management believes that the use of non-GAAP tax provisions provides a more meaningful measure of the Company’s operational performance.

These non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. NetApp believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures. NetApp management compensates for these limitations by analyzing current and projected results on a GAAP basis as well as a non-GAAP basis. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with generally accepted accounting principles in the United States. The non-GAAP financial measures are meant to supplement, and be viewed in conjunction with, GAAP financial measures.

NETAPP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	January 24, 2020	April 26, 2019

ASSETS

Current assets:
Cash, cash equivalents and investments	$3,008	$3,899
Accounts receivable	821	1,216
Inventories	113	131
Other current assets	276	364
Total current assets	4,218	5,610

Property and equipment, net	740	759
Goodwill and purchased intangible assets, net	1,813	1,782
Other non-current assets	712	590
Total assets	$7,483	$8,741

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$381	$542
Accrued expenses	660	851
Commercial paper notes	693	249
Current portion of long-term debt	—	400
Short-term deferred revenue and financed unearned services revenue	1,795	1,825
Total current liabilities	3,529	3,867
Long-term debt	1,146	1,144
Other long-term liabilities	748	797
Long-term deferred revenue and financed unearned services revenue	1,778	1,843
Total liabilities	7,201	7,651

Stockholders' equity	282	1,090
Total liabilities and stockholders' equity	$7,483	$8,741

NETAPP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	January 24, 2020	January 25, 2019	January 24, 2020	January 25, 2019

Revenues:
Product	$787	$967	$2,202	$2,755
Software maintenance	263	239	767	704
Hardware maintenance and other services	354	357	1,042	1,095
Net revenues	1,404	1,563	4,011	4,554

Cost of revenues:
Cost of product	360	469	1,013	1,295
Cost of software maintenance	12	10	33	25
Cost of hardware maintenance and other services	91	102	283	315
Total cost of revenues	463	581	1,329	1,635
Gross profit	941	982	2,682	2,919

Operating expenses:
Sales and marketing	402	401	1,196	1,218
Research and development	211	203	635	622
General and administrative	60	67	200	209
Restructuring charges	—	—	21	19
Gain on sale or derecognition of assets	—	—	(38)	—
Total operating expenses	673	671	2,014	2,068

Income from operations	268	311	668	851

Other income, net	8	8	26	33

Income before income taxes	276	319	694	884

Provision (benefit) for income taxes	(1)	70	71	111

Net income	$277	$249	$623	$773

Net income per share:
Basic	$1.23	$1.00	$2.67	$3.01

Diluted	$1.21	$0.98	$2.64	$2.94

Shares used in net income per share calculations:
Basic	226	250	233	257

Diluted	229	255	236	263

NETAPP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Three Months Ended		Nine Months Ended
	January 24, 2020	January 25, 2019	January 24, 2020	January 25, 2019
Cash flows from operating activities:
Net income	$277	$249	$623	$773
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	47	51	146	149
Non-cash operating lease cost	13	—	39	—
Stock-based compensation	36	43	118	121
Deferred income taxes	—	4	(23)	(21)
Gain on sale or derecognition of assets	—	—	(38)	—
Other items, net	(3)	(3)	(16)	8
Changes in assets and liabilities, net of acquisitions of businesses:
Accounts receivable	(41)	(104)	394	165
Inventories	(2)	(14)	18	22
Accounts payable	(1)	26	(158)	(101)
Accrued expenses	42	77	(273)	(85)
Deferred revenue and financed unearned services revenue	104	146	(93)	17
Long-term taxes payable	(84)	3	(133)	(60)
Changes in other operating assets and liabilities, net	32	(27)	73	(46)
Net cash provided by operating activities	420	451	677	942
Cash flows from investing activities:
Redemptions of investments, net	142	172	1,288	661
Purchases of property and equipment	(32)	(31)	(100)	(138)
Proceeds from sale of properties	—	—	96	—
Acquisitions of businesses, net of cash acquired	—	—	(56)	(3)
Other investing activities, net	1	(1)	(1)	1
Net cash provided by investing activities	111	140	1,227	521
Cash flows from financing activities:
Proceeds from issuance of common stock under employee stock award plans	47	53	102	118
Payments for taxes related to net share settlement of stock awards	(3)	(3)	(77)	(92)
Repurchase of common stock	(500)	(550)	(1,250)	(1,611)
Proceeds from (repayments of) commercial paper notes, net	194	(86)	443	(221)
Repayment of long-term debt	—	—	(400)	—
Dividends paid	(108)	(99)	(334)	(306)
Other financing activities, net	(2)	(3)	(4)	(5)
Net cash used in financing activities	(372)	(688)	(1,520)	(2,117)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	1	8	(4)	(17)

Net increase (decrease) in cash, cash equivalents and restricted cash	160	(89)	380	(671)
Cash, cash equivalents and restricted cash:
Beginning of period	2,551	2,365	2,331	2,947
End of period	$2,711	$2,276	$2,711	$2,276

NETAPP, INC.
SUPPLEMENTAL DATA
(In millions except net income per share, percentages, DSO, DIO, DPO, CCC and Inventory Turns)
(Unaudited)

	Q3 FY'20	Q2 FY'20	Q3 FY'19

Revenues
Product	$787	$771	$967
Strategic*	$483	$442	$517
Mature*	$304	$329	$450
Software Maintenance	$263	$254	$239
Hardware Maintenance and Other Services	$354	$346	$357
Hardware Maintenance Support Contracts	$293	$286	$292
Professional and Other Services	$61	$60	$65
Net Revenues	$1,404	$1,371	$1,563

* In Q1 FY’20 we made changes to the products and solutions contained in each of the Strategic and Mature product groupings. Strategic now includes All-flash FAS products, including all related add-on hardware and OS software, private cloud solutions, enterprise software license agreements and other optional add-on software products. Mature now includes Hybrid FAS products, including all related add-on hardware and OS software, OEM products, and branded E-Series. Prior to this change, Hybrid FAS and branded E-Series were included in Strategic, while all add-on hardware and OS software were included in Mature. For comparability, Strategic and Mature revenues presented for the prior year period have been recast based on the revised groupings.

Geographic Mix
	% of Q3 FY'20 Revenue	% of Q2 FY'20 Revenue	% of Q3 FY'19 Revenue
Americas	50%	56%	52%
Americas Commercial	39%	42%	41%
U.S. Public Sector	11%	14%	11%
EMEA	35%	29%	33%
Asia Pacific	15%	14%	14%

Pathways Mix
	% of Q3 FY'20 Revenue	% of Q2 FY'20 Revenue	% of Q3 FY'19 Revenue
Direct	21%	21%	19%
Indirect	79%	79%	81%

Non-GAAP Gross Margins
	Q3 FY'20	Q2 FY'20	Q3 FY'19
Non-GAAP Gross Margin	67.8%	68.6%	63.7%
Product	55.4%	57.3%	52.6%
Software Maintenance	95.4%	95.7%	95.8%
Hardware Maintenance and Other Services	74.9%	73.7%	72.3%

Non-GAAP Income from Operations, Income before Income Taxes & Effective Tax Rate
	Q3 FY'20	Q2 FY'20	Q3 FY'19
Non-GAAP Income from Operations	$312	$309	$367
% of Net Revenues	22.2%	22.5%	23.5%
Non-GAAP Income before Income Taxes	$320	$312	$375
Non-GAAP Effective Tax Rate	17.2%	17.6%	18.7%

Non-GAAP Net Income
	Q3 FY'20	Q2 FY'20	Q3 FY'19
Non-GAAP Net Income	$265	$257	$305
Non-GAAP Weighted Average Common Shares Outstanding, Diluted	229	236	255
Non-GAAP Income per Share, Diluted	$1.16	$1.09	$1.20

Select Balance Sheet Items
	Q3 FY'20	Q2 FY'20	Q3 FY'19
Deferred Revenue and Financed Unearned Services Revenue	$3,573	$3,468	$3,357
DSO (days)	53	52	51
DIO (days)	22	23	16
DPO (days)	75	78	78
CCC (days)	1	(4)	(11)
Inventory Turns	16	16	23

Days sales outstanding (DSO) is defined as accounts receivable divided by net revenues, multiplied by the number of days in the quarter.
Days inventory outstanding (DIO) is defined as net inventories divided by cost of revenues, multiplied by the number of days in the quarter.
Days payables outstanding (DPO) is defined as accounts payable divided by cost of revenues, multiplied by the number of days in the quarter.
Cash conversion cycle (CCC) is defined as DSO plus DIO minus DPO.
Inventory turns is defined as annualized cost of revenues divided by net inventories.

Select Cash Flow Statement Items
	Q3 FY'20	Q2 FY'20	Q3 FY'19
Net Cash Provided by (used in) Operating Activities	$420	$(53)	$451
Purchases of Property and Equipment	$32	$36	$31
Free Cash Flow	$388	$(89)	$420
Free Cash Flow as a % of Net Revenues	27.6%	(6.5)%	26.9%

Free cash flow is a non-GAAP measure and is defined as net cash provided by operating activities less purchases of property and equipment.

Some items may not add or recalculate due to rounding.

NETAPP, INC.
RECONCILIATION OF NON-GAAP TO GAAP
INCOME STATEMENT INFORMATION
(In millions, except net income per share amounts)

	Q3'FY20	Q2'FY20	Q3'FY19

NET INCOME	$277	$243	$249
Adjustments:
Amortization of intangible assets	8	11	13
Stock-based compensation	36	40	43
Gain on sale or derecognition of assets	—	(38)	—
Income tax effects	(6)	1	—
Resolution of income tax matters	(50)	—	—
NON-GAAP NET INCOME	$265	$257	$305

COST OF REVENUES	$463	$446	$581
Adjustments:
Amortization of intangible assets	(8)	(11)	(10)
Stock-based compensation	(3)	(4)	(4)
NON-GAAP COST OF REVENUES	$452	$431	$567

COST OF PRODUCT REVENUES	$360	$341	$469
Adjustments:
Amortization of intangible assets	(8)	(11)	(10)
Stock-based compensation	(1)	(1)	(1)
NON-GAAP COST OF PRODUCT REVENUES	$351	$329	$458

COST OF HARDWARE MAINTENANCE AND OTHER SERVICES REVENUES	$91	$94	$102
Adjustment:
Stock-based compensation	(2)	(3)	(3)
NON-GAAP COST OF HARDWARE MAINTENANCE AND OTHER SERVICES REVENUES	$89	$91	$99

GROSS PROFIT	$941	$925	$982
Adjustments:
Amortization of intangible assets	8	11	10
Stock-based compensation	3	4	4
NON-GAAP GROSS PROFIT	$952	$940	$996

NETAPP, INC.
RECONCILIATION OF NON-GAAP TO GAAP
INCOME STATEMENT INFORMATION
(In millions, except net income per share amounts)

	Q3'FY20	Q2'FY20	Q3'FY19

SALES AND MARKETING EXPENSES	$402	$389	$401
Adjustments:
Amortization of intangible assets	—	—	(3)
Stock-based compensation	(15)	(17)	(19)
NON-GAAP SALES AND MARKETING EXPENSES	$387	$372	$379

RESEARCH AND DEVELOPMENT EXPENSES	$211	$209	$203
Adjustment:
Stock-based compensation	(13)	(13)	(13)
NON-GAAP RESEARCH AND DEVELOPMENT EXPENSES	$198	$196	$190

GENERAL AND ADMINISTRATIVE EXPENSES	$60	$69	$67
Adjustment:
Stock-based compensation	(5)	(6)	(7)
NON-GAAP GENERAL AND ADMINISTRATIVE EXPENSES	$55	$63	$60

GAIN ON SALE OR DERECOGNITION OF ASSETS	$—	$(38)	$—
Adjustment:
Gain on sale or derecognition of assets	—	38	—
NON-GAAP GAIN ON SALE OR DERECOGNITION OF ASSETS	$—	$—	$—

OPERATING EXPENSES	$673	$629	$671
Adjustments:
Amortization of intangible assets	—	—	(3)
Stock-based compensation	(33)	(36)	(39)
Gain on sale or derecognition of assets	—	38	—
NON-GAAP OPERATING EXPENSES	$640	$631	$629

NETAPP, INC.
RECONCILIATION OF NON-GAAP TO GAAP
INCOME STATEMENT INFORMATION
(In millions, except net income per share amounts)

	Q3'FY20	Q2'FY20	Q3'FY19

INCOME FROM OPERATIONS	$268	$296	$311
Adjustments:
Amortization of intangible assets	8	11	13
Stock-based compensation	36	40	43
Gain on sale or derecognition of assets	—	(38)	—
NON-GAAP INCOME FROM OPERATIONS	$312	$309	$367

INCOME BEFORE INCOME TAXES	$276	$299	$319
Adjustments:
Amortization of intangible assets	8	11	13
Stock-based compensation	36	40	43
Gain on sale or derecognition of assets	—	(38)	—
NON-GAAP INCOME BEFORE INCOME TAXES	$320	$312	$375

PROVISION (BENEFIT) FOR INCOME TAXES	$(1)	$56	$70
Adjustments:
Income tax effects	6	(1)	—
Resolution of income tax matters	50	—	—
NON-GAAP PROVISION FOR INCOME TAXES	$55	$55	$70

NET INCOME PER SHARE	$1.21	$1.03	$0.98
Adjustments:
Amortization of intangible assets	0.03	0.05	0.05
Stock-based compensation	0.16	0.17	0.17
Gain on sale or derecognition of assets	—	(0.16)	—
Income tax effects	(0.03)	—	—
Resolution of income tax matters	(0.22)	—	—
NON-GAAP NET INCOME PER SHARE	$1.16	$1.09	$1.20

RECONCILIATION OF NON-GAAP TO GAAP
GROSS MARGIN
($ in millions)

	Q3'FY20	Q2'FY20	Q3'FY19

Gross margin-GAAP	67.0%	67.5%	62.8%
Cost of revenues adjustments	0.8%	1.1%	0.9%
Gross margin-Non-GAAP	67.8%	68.6%	63.7%

GAAP cost of revenues	$463	$446	$581
Cost of revenues adjustments:
Amortization of intangible assets	(8)	(11)	(10)
Stock-based compensation	(3)	(4)	(4)
Non-GAAP cost of revenues	$452	$431	$567

Net revenues	$1,404	$1,371	$1,563

RECONCILIATION OF NON-GAAP TO GAAP
PRODUCT GROSS MARGIN
($ in millions)

	Q3'FY20	Q2'FY20	Q3'FY19

Product gross margin-GAAP	54.3%	55.8%	51.5%
Cost of product revenues adjustments	1.1%	1.6%	1.1%
Product gross margin-Non-GAAP	55.4%	57.3%	52.6%

GAAP cost of product revenues	$360	$341	$469
Cost of product revenues adjustments:
Amortization of intangible assets	(8)	(11)	(10)
Stock-based compensation	(1)	(1)	(1)
Non-GAAP cost of product revenues	$351	$329	$458

Product revenues	$787	$771	$967

RECONCILIATION OF NON-GAAP TO GAAP
HARDWARE MAINTENANCE AND OTHER SERVICES GROSS MARGIN
($ in millions)

	Q3'FY20	Q2'FY20	Q3'FY19

Hardware maintenance and other services gross margin-GAAP	74.3%	72.8%	71.4%
Cost of hardware maintenance and other services revenues adjustment	0.6%	0.9%	0.8%
Hardware maintenance and other services gross margin-Non-GAAP	74.9%	73.7%	72.3%

GAAP cost of hardware maintenance and other services revenues	$91	$94	$102
Cost of hardware maintenance and other services revenues adjustment:
Stock-based compensation	(2)	(3)	(3)
Non-GAAP cost of hardware maintenance and other services revenues	$89	$91	$99

Hardware maintenance and other services revenues	$354	$346	$357

RECONCILIATION OF NON-GAAP TO GAAP
EFFECTIVE TAX RATE

	Q3'FY20	Q2'FY20	Q3'FY19

GAAP effective tax rate	(0.4)%	18.7%	21.9%
Adjustments:
Income tax effects	2.0%	(1.1)%	(2.7)%
Resolution of income tax matters	15.6%	—%	—%
Non-GAAP effective tax rate	17.2%	17.6%	19.3%

RECONCILIATION OF NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
TO FREE CASH FLOW (NON-GAAP)
(In millions)

	Q3'FY20	Q2'FY20	Q3'FY19
Net cash provided by (used in) operating activities	$420	$(53)	$451
Purchases of property and equipment	(32)	(36)	(31)
Free cash flow	$388	$(89)	$420

Some items may not add or recalculate due to rounding.

NETAPP, INC.
RECONCILIATION OF NON-GAAP GUIDANCE TO GAAP
EXPRESSED AS EARNINGS PER SHARE
FOURTH QUARTER FISCAL 2020

Fourth Quarter
Fiscal 2020

Non-GAAP Guidance - Net Income Per Share	$1.28 - $1.36

Adjustments of Specific Items to Net Income
Per Share for the Fourth Quarter Fiscal 2020:
Amortization of intangible assets	(0.04)
Stock-based compensation expense	(0.17)
Income tax effects	0.04
Total Adjustments	(0.17)

GAAP Guidance - Net Income Per Share	$1.11 - $1.19

NETAPP, INC.
RECONCILIATION OF NON-GAAP GUIDANCE TO GAAP
FISCAL 2020
(Unaudited)

Fiscal 2020

Gross Margin - Non-GAAP Guidance	67% - 68%
Adjustment:
Cost of revenues adjustments	(1)%
Gross Margin - GAAP Guidance	66% - 67%

Fiscal 2020

Operating Margin - Non-GAAP Guidance	~21%
Adjustments:
Amortization of intangible assets	(1)%
Stock-based compensation expense	(3)%
Gain on sale or derecognition of assets	1%
Operating Margin - GAAP Guidance	~18%

Fiscal 2020 versus Fiscal 2019

Year-over-year Decrease in Net Income Per Share - Non-GAAP Guidance	(7)%
Adjustments:
Amortization of intangible assets	1%
Restructuring charges	1%
Gain on sale or derecognition of assets	(3)%
Income tax benefit of ASC 606 adoption	(3)%
Income tax effects	(5)%
Year-over-year Decrease in Net Income Per Share - GAAP Guidance	(16)%

Some items may not add or recalculate due to rounding

Press Contact:

Amelia Vierra

NetApp

1 408 822 6403

amelia.vierra@netapp.com

Investor Contact:

Lance Berger

NetApp

1 408 822 6628

lance.berger@netapp.com